                                                                     EXHIBIT 2.7



                                    FORM OF
                              AMENDMENT TO PURCHASE
                               AND SALE AGREEMENT


         THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment"), dated as of November 11, 1999, by and among The Plastic Surgery Company, a Georgia corporation, formerly known as Better Image, Inc. ("PSC") and ___________________ (hereinafter referred to as "Seller").

         WHEREAS, the Seller and PSC entered into that certain Purchase and Sale Agreement dated as of _____________, whereby Seller agreed to sell the patient lists and other customer based intangibles (the "Customer Based Intangibles") of the Seller to PSC upon the terms and conditions set forth therein (the "Original Agreement");

         WHEREAS, the Seller and PSC desire to amend the Original Agreement as set forth in this Amendment, subject to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the Original Agreement as follows:

1. Amendment of Section 2.01 of Original Agreement. The parties agree that
Section 2.01 shall be amended and restated in its entirety as follows:

         2.01     PURCHASE PRICE. Purchaser shall pay to Seller
$______________ (the "Purchase Price") for the Customer Based Intangibles. The Purchase Price shall be paid as follows:

                  (a) 20% of the Purchase Price shall be paid in cash by check or wire transfer at Closing;

                  (b) 60% of the Purchase Price shall be paid in a 5 year note (Exhibit "F"); and

                  (c) 20% of the Purchase Price shall be paid in Common Stock of the Purchaser valued at the initial public offering price to the public.

2.       Amendment of Section 7.07 of Original Agreement. The parties agree that
Section 7.07 shall be amended and restated in its entirety as follows:

         7.07 PUBLIC OFFERING OR FIRM UNDERWRITING. Purchaser shall have completed the IPO of common stock of Purchaser.

3.       Amendment of Section 8.05 of Original Agreement. The parties agree that
Section 8.05 shall be amended and restated in its entirety as follows:

         8.05 INITIAL PUBLIC OFFERING. Purchaser shall have completed the IPO of common stock of Purchaser.

4.       Miscellaneous.

         a. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopies, telegraphed or telexed (transmission confirmed), or otherwise actually delivered to the parties as set forth in the Original Agreement.

         b. Severability and Governing Law. Should any Section or any part of a Section within this Amendment be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Amendment. This Amendment is made and entered into in the State of Georgia and the internal laws of the State of Georgia (without regard to the principles of conflicts of laws) shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

         c. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         d. Captions and Section Headings. Section titles or captions contained in this Amendment are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         e. Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Amendment.

         f. Definitions. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Original Agreement.

         g. Survival. Except as specifically modified by this Amendment, the Original Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Purchase and Sale Agreement as of the day and year first above written.

                                  PSC:

                                  THE PLASTIC SURGERY COMPANY


                                  By:
                                     ------------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------


                                  SELLER:



                                  By:
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